Exhibit 10.2
November 30, 2006

Envirosafe Corporation
21205 Hickory Forest Way
Germantown, MD 20876

Re:	Consulting Agreement dated April 1, 2004 (the “Consulting Agreement”)

Dear Mr. Kuskie:

This letter shall serve to confirm our receipt of your letter of November 3, 2006. Without waiving any rights thereunder, and without admitting or denying the breaches claimed therein, this letter shall serve as a modification of the Consulting Agreement.

1. MJMM shall immediately return 52,625,065 shares (the “Shares”) to the Escrow Agent for the benefit of Envirosafe Corporation (the “Company”) and for no additional consideration.

2. The Company shall compensate MJMM for its consulting services on a monthly basis solely through transfer of the Shares. The Company shall not be obligated to compensate MJMM in any other fashion than through transfer of the Shares.

3. The term of the Consulting Agreement is hereby extended until May 1, 2007 or until the Shares are transferred in the entirety to MJMM, whichever occurs earlier, whereupon the Consulting Agreement will be deemed terminated. MJMM and the Company may extend the term of the Consulting Agreement further by mutual written agreement.

4. MJMM and the Company may terminate the Consulting Agreement at any time by mutual written agreement. Under such circumstances, MJMM shall be entitled to receive a pro-rated amount of the Shares to reflect the consulting services it provided to the Company prior to such termination date.

5. Except as expressly modified herein, all other terms and conditions of the Consulting Agreement dated April 1, 2004 shall remain in full force and effect and shall continue in full force and effect during any and all extension periods. In case of any conflict between the Consulting Agreement and this modification, this modification shall prevail.

Please indicate your agreement and consent below.

Regards,

Mark C. Kaley
President

AGREED AND ACCEPTED

ENVIROSAFE CORPORATION

By______________________________
Brian Kuskie
Its President
Duly Authorized
Date_____________________________